PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com
Univar Solutions Reports Strong 2021 Third Quarter Financial Results and Raises Full Year 2021 Guidance; Board Authorizes a Share Repurchase Program of $500 Million
DOWNERS GROVE, Ill. – November 1, 2021 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the third quarter ended September 30, 2021.
Third Quarter 2021 Highlights
•Net income of $84.4 million compared to $28.9 million in the prior year third quarter. Adjusted net income(1) of $106.3 million compared to $52.1 million in the prior year third quarter.
•Earnings per diluted share of $0.49 compared to $0.17 per diluted share in the prior year third quarter. Adjusted earnings per diluted share(1) of $0.62 in the quarter increased from $0.30 in the prior year third quarter.
•Adjusted EBITDA(1) of $210.9 million compared to $164.6 million in the prior year third quarter. Adjusted EBITDA margin(1) of 8.5 percent compared to 8.2 percent in the prior year third quarter.
•Net cash provided by operating activities increased to $123.7 million from $8.1 million in the prior year third quarter.
•Liquidity as of September 30, 2021 was $996.7 million, inclusive of $220.8 million of cash-on-hand and additional availability under committed, asset-based credit facilities.
•Full year outlook for Adjusted EBITDA(1) is raised and expected to be in a range of $770 million to $780 million.

"I'm delighted to report such strong results achieved through the successful execution for our customers and suppliers in a market with constrained supply and transport challenges. Our extensive network of facilities and owned trucking fleet have provided us with a clear competitive advantage, and we are executing with a greater confidence and agility than ever before," said David Jukes, president and chief executive officer. "Our priority remains to profitably grow our business by putting the customer at the centre of all we do as we work to deliver enhanced shareholder value and advance our ESG agenda."

"That strong financial performance has positioned us to plan a return of capital to our shareholders through the $500 million share repurchase program announced today. We remain committed to our disciplined capital allocation policy to drive growth, including selective acquisitions, and enhance shareholder returns while maintaining adequate liquidity,” Jukes added.
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, are a comparison of third quarter 2021 results with third quarter 2020 results.

	(Unaudited)
	Three months ended September 30,				% change excl.
(in millions)	2021	2020	$ change	% change	currency(1)
Segment External Sales(2)
USA	$1,616.8	$1,254.4	$362.4	28.9%	28.9%
EMEA	480.3	399.4	80.9	20.3%	20.5%
Canada	223.3	234.9	(11.6)	(4.9)%	(10.1)%
LATAM	167.5	120.5	47.0	39.0%	32.0%
Total Consolidated Net Sales	$2,487.9	$2,009.2	$478.7	23.8%	22.8%

Gross Profit (exclusive of depreciation)(3)(4)
USA	$410.9	$322.2	$88.7	27.5%	27.5%
EMEA	113.1	98.4	14.7	14.9%	15.0%
Canada	56.8	47.4	9.4	19.8%	13.1%
LATAM	35.6	28.0	7.6	27.1%	21.8%
Total Consolidated Gross Profit (exclusive of depreciation)(3)	$616.4	$496.0	$120.4	24.3%	23.4%

Total Consolidated Net Income	$84.4	$28.9	$55.5	192.0%	193.8%

Adjusted EBITDA(3)
USA	$140.2	$110.3	$29.9	27.1%	27.1%
EMEA	34.4	33.3	1.1	3.3%	3.9%
Canada	24.0	16.6	7.4	44.6%	36.1%
LATAM	15.7	13.1	2.6	19.8%	15.3%
Other(5)	(3.4)	(8.7)	5.3	60.9%	60.9%
Total Consolidated Adjusted EBITDA(3)	$210.9	$164.6	$46.3	28.1%	27.2%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures” for further discussion.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliation to the most directly comparable GAAP financial measure.
(4)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(5)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.5 billion, an increase of 23.8 percent on a reported basis and 22.8 percent on a constant currency basis(1) compared to the prior year third quarter. Higher sales were attributable to the impact of chemical price inflation and higher industrial demand, partially offset by the Canadian Agriculture wholesale distribution exit and the Distrupol and Canadian Agriculture services divestitures.
Gross profit (exclusive of depreciation) of $616.4 million increased 24.3 percent on a reported basis and 23.4 percent on a constant currency basis(1). The positive impact of chemical price inflation and higher industrial demand were partially offset by unfavorable changes in pricing from certain essential end markets(2) as compared to the prior year and the effects of the Distrupol and Canadian Agriculture services divestitures. Gross margin expanded by 10 basis points to 24.8 percent compared to the prior year third quarter, driven primarily by the Canadian Agriculture wholesale distribution exit, and partially offset by higher cost inflation.
Univar Solutions reported net income of $84.4 million, or $0.49 per diluted share, compared to net income of $28.9 million, or $0.17 per diluted share, in the prior year third quarter. The increase was primarily due to higher gross profit (exclusive of depreciation) partially offset by higher Warehousing, Selling and Administrative (WS&A), that was primarily due to higher variable compensation costs and other operating costs, as well as higher taxes.
Adjusted earnings per diluted share(1) of $0.62 in the quarter increased from $0.30 in the prior year third quarter primarily due to higher net income.
Adjusted EBITDA(1) of $210.9 million increased $46.3 million, or 28.1 percent, compared to the prior year third quarter, or an increase of 27.2 percent on a constant currency basis(1). The increase was primarily driven by chemical price inflation, higher industrial demand and the realization of Nexeo net synergies, partially offset by higher WS&A and the effects of the Distrupol and Canadian Agriculture services divestitures.
Net cash provided by operating activities increased to $123.7 million from $8.1 million in the third quarter last year, primarily driven by higher net income.
The Company's leverage ratio(1) at September 30, 2021 was 2.8x compared to 3.8x in the prior year third quarter.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

Segment Results
USA:
•USA external sales increased 28.9 percent during the quarter, primarily due to chemical price inflation and higher industrial end market demand.
•Gross profit (exclusive of depreciation) increased by 27.5 percent. Gross margin decreased 30 basis points to 25.4 percent, primarily driven by higher cost inflation.
•Adjusted EBITDA(1) increased 27.1 percent to $140.2 million driven primarily by chemical price inflation, higher industrial end market demand, and Nexeo net synergies, partially offset by WS&A. The increase in WS&A was primarily due to higher variable compensation and other operating costs. Adjusted EBITDA margin(1) decreased by 10 basis points to 8.7 percent primarily due to lower gross margins.

EMEA:
•EMEA external sales increased 20.3 percent, or 20.5 percent on a constant currency basis(1), primarily due to chemical price inflation and higher industrial end market demand, partially offset by the effects of the Distrupol divestiture.
•Gross profit (exclusive of depreciation) increased 14.9 percent, or 15.0 percent on a constant currency basis(1), and gross margin decreased 110 basis points to 23.5 percent, primarily driven by higher cost inflation.
•Adjusted EBITDA(1) increased 3.3 percent to $34.4 million on a reported basis, or 3.9 percent on a constant currency basis(1), compared to the prior year quarter. This increase was primarily driven by chemical price inflation as well as higher industrial and consumer solutions end market demand, partially offset by the Distrupol divestiture and higher WS&A, primarily due to higher variable compensation and other operating costs. Adjusted EBITDA margin(1) decreased 110 basis points to 7.2 percent primarily due to lower gross margins.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

CANADA:
•Canada external sales decreased by 4.9 percent, or 10.1 percent on a constant currency basis(1), primarily due to the effects of exiting the Canadian Agriculture wholesale distribution business and divesting the Canadian Agriculture services business.
•Gross profit (exclusive of depreciation) increased by 19.8 percent, or 13.1 percent on a constant currency basis(1), and gross margin increased 520 basis points to 25.4 percent, largely driven by the exit from the Canadian Agriculture wholesale distribution business. The gross margin increase was partially offset by higher cost inflation.
•Adjusted EBITDA(1) increased 44.6 percent to $24.0 million on a reported basis, or 36.1 percent on a constant currency basis(1) compared to the prior year. The increase in Adjusted EBITDA(1) was primarily due to chemical price inflation and the prior year's write-down of inventory related to the Canadian agriculture wholesale distribution exit. Adjusted EBITDA margin(1) increased by 360 basis points to 10.7 percent, primarily due to higher gross margins.

LATAM:
•LATAM external sales increased by 39.0 percent, or 32.0 percent on a constant currency basis(1), largely due to chemical price inflation.
•Gross profit (exclusive of depreciation) increased by 27.1 percent, or 21.8 percent on a constant currency basis(1), and gross margin decreased 190 basis points to 21.3 percent, primarily driven by higher cost inflation.
•Adjusted EBITDA(1) increased 19.8 percent to $15.7 million on a reported basis, or 15.3 percent on a constant currency basis(1). Adjusted EBITDA(1) increased primarily due to chemical price inflation. Adjusted EBITDA margin(1) decreased 150 basis points to 9.4 percent, primarily due to lower gross margins.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

Nexeo integration & Streamline 2022 (S22) Update
The Company continues to expect to achieve the targeted $120 million in annual Nexeo net synergies by early 2022.
The Company made significant progress in the third quarter on its previously announced S22 Program, which is designed to improve operational agility, drive faster sales growth, particularly in North America, and maximize net free cash flow conversion. Under the S22 Program, the Company is also focused on improving Adjusted EBITDA margins(1) to nine percent by the end of 2022 and expects to reduce leverage to 2.6x or lower by the end of 2021.
Outlook
The Company expects Adjusted EBITDA(1) to be between approximately $180 million and $190 million for the fourth quarter of 2021 as compared to $146.4 million for the fourth quarter of 2020. Adjusted EBITDA(1) for full-year 2021 is now expected to be within a range of $770 million to $780 million, compared to $635.8 million for full year 2020. Net Free Cash Flow(1) is expected for the year in a range of $200 million to $210 million, lower than previous guidance, given higher net working capital due to expected stronger sales. The forecast compared to 2020 results also reflects the effects of divestitures and a more normalized level of essential end market(2) product margins. “We expect continued strong business conditions into the fourth quarter which has two and a half less billing days than the third quarter, hence our guidance. For the full year 2021, we’re projecting a very strong year in Adjusted EBITDA(1), Net Free Cash Flow(1) and liquidity as we’ve made great progress on our strategic priorities. I’m excited about our prospects as we close 2021 and head to 2022,” said David Jukes, president and chief executive officer.
The Company is forecasting continued strong liquidity and the majority of the Company's debt obligations mature in 2026 and beyond. The Company is in full compliance with the covenants under its credit agreements as of quarter end.
Share Repurchase Program
The Board of Directors has approved a share repurchase program authorizing the repurchase of up to $500 million of the Company's outstanding common stock ("shares") over the next five years. The program does not require the repurchase of any minimum number of shares and may be suspended, modified, or discontinued at any time at the Company's discretion.

Under the share repurchase program, the Company may purchase shares from time to time at the discretion of management through open market purchases, privately negotiated transactions, block trades, accelerated or other structured share repurchase programs, or other means. The manner, timing, pricing and amount of any share repurchase transactions will be based upon a variety of factors, including market conditions, applicable legal requirements and alternative opportunities that the Company may have for the use or investment of capital.
Conference Call and Webcast Details
The Company will host a webcast with investors to discuss 2021 third quarter results at 9:00 a.m. ET on November 2, 2021, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.
Additionally, the Company will host an analyst day meeting on Tuesday, November 16th, 2021, starting at 11:00 a.m. ET and expected to conclude by 1:00 p.m. ET. Given continued pandemic concerns, the meeting will be a virtual only event, with a visit to the Houston solution center coming at a later date. The meeting will feature a presentation, followed by a question-and-answer session hosted by Univar Solutions' executive leadership.
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures of gross profit (exclusive of depreciation), gross margin defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level, Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, leverage ratio, net free cash flow and results on a constant currency basis. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company has used, and may continue to use, Adjusted EBITDA and Adjusted earnings per diluted share in setting performance incentive targets to align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages and other information by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
Adjusted EBITDA, Adjusted EBITDA margin, gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin, Adjusted net income, Adjusted earnings per diluted share, leverage ratio, net free cash flow and constant currency are not measures calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than the Company does, limiting their usefulness as comparative measures. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.
About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and technical sales force, unparalleled logistics know-how, deep market and regulatory knowledge, formulation and recipe development, and leading digital tools, the Company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. While fulfilling its purpose to help keep communities healthy, fed, clean and safe, Univar Solutions is committed to helping customers and suppliers innovate and focus on Growing Together. Learn more at www.univarsolutions.com.
Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the impacts of the effects of COVID-19 on the Company, the Company's anticipated future results and financial performance, liquidity position and cash flows, actions regarding expense control and cost reductions, expected net synergies from the Nexeo acquisition, capital expenditures and other statements regarding the Company's Streamline 2022 Program and other initiatives. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: general economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns and potential recoveries the sustained geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; current and new actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of COVID-19 on the global economy and our employees, customers, vendors and suppliers; and the overall impact of the COVID-19 pandemic on our business, results of operations and financial condition; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our indebtedness, the restrictions imposed by and costs associated with our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; potential business disruptions and security breaches, including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality issues; delivery failures or potential hazards and risks related to our operations and the hazardous materials we handle, potential inability to obtain adequate insurance coverage; ongoing litigation; potential product liability claims and recalls and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; risks associated with integration of legacy business systems; possible impairment of goodwill and intangible assets; an inability to integrate the business and systems of the companies we acquire, including failure to realize the anticipated benefits of such acquisitions; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as well as other filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2021	2020	2021	2020
Net sales	$2,487.9	$2,009.2	$7,037.4	$6,229.6
Cost of goods sold (exclusive of depreciation)	1,871.5	1,513.2	5,276.1	4,711.9
Operating expenses:
Outbound freight and handling	$105.8	$85.9	$295.0	$258.1
Warehousing, selling and administrative	299.7	245.5	875.7	770.5
Other operating expenses, net(1)	17.7	20.3	91.8	75.5
Depreciation	36.7	41.6	117.8	123.7
Amortization	12.4	14.7	38.7	45.3
Impairment charges	0.9	20.7	3.0	37.6
Total operating expenses	$473.2	$428.7	$1,422.0	$1,310.7
Operating income	$143.2	$67.3	$339.3	$207.0
Other (expense) income:
Interest income	$1.5	$0.5	$2.6	$1.7
Interest expense	(23.7)	(28.2)	(77.1)	(87.4)
(Loss) gain on sale of business	—	(9.3)	88.2	(17.9)
Loss on extinguishment of debt	(0.1)	—	(2.3)	(1.8)
Other income (expense), net(1)	1.2	1.3	35.4	(1.0)
Total other (expense) income	$(21.1)	$(35.7)	$46.8	$(106.4)
Income before income taxes	$122.1	$31.6	$386.1	$100.6
Income tax expense	37.7	2.7	82.3	14.0
Net income	$84.4	$28.9	$303.8	$86.6

Income per common share:
Basic income per common share	$0.49	$0.17	$1.79	$0.51
Diluted income per common share	$0.49	$0.17	$1.78	$0.51

Weighted average common shares outstanding:
Basic	170.9	169.0	170.1	168.9
Diluted	171.9	169.8	170.9	169.7

(1)For the three and nine months ended September 30, 2020, the fair value adjustment for warrants was reclassified to “other income (expense), net,” from “other operating expenses, net,” to conform to the current year presentation.

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$220.8	$386.6
Trade accounts receivable, net of allowance for doubtful accounts of $15.8 and $17.2 at September 30, 2021 and December 31, 2020, respectively	1,561.9	1,239.8
Inventories	840.6	674.0
Prepaid expenses and other current assets	163.5	151.5
Total current assets	$2,786.8	$2,451.9
Property, plant and equipment, net	$1,001.6	$1,065.7
Goodwill	2,274.9	2,270.4
Intangible assets, net	212.0	251.9
Deferred tax assets	27.5	29.6
Other assets	284.6	285.5
Total assets	$6,587.4	$6,355.0
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$—	$2.1
Trade accounts payable	944.9	765.1
Current portion of long-term debt	80.1	163.5
Accrued compensation	158.1	102.2
Other accrued expenses	372.6	374.1
Total current liabilities	$1,555.7	$1,407.0
Long-term debt	$2,198.8	$2,477.1
Pension and other postretirement benefit liabilities	285.1	308.8
Deferred tax liabilities	55.9	39.3
Other long-term liabilities	327.2	330.5
Total liabilities	$4,422.7	$4,562.7
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding at September 30, 2021 and December 31, 2020	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 171.0 million and 169.3 million shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1.7	1.7
Additional paid-in capital	3,033.1	2,983.3
Accumulated deficit	(501.8)	(805.6)
Accumulated other comprehensive loss	(368.3)	(387.1)
Total stockholders’ equity	$2,164.7	$1,792.3
Total liabilities and stockholders’ equity	$6,587.4	$6,355.0

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2021	2020	2021	2020
Operating activities:
Net income	$84.4	$28.9	$303.8	$86.6
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	49.1	56.3	156.5	169.0
Impairment charges	0.9	20.7	3.0	37.6
Amortization of deferred financing fees and debt discount	1.5	1.4	4.9	4.7
(Gain) loss on sale of business	—	9.3	(88.2)	17.9
Gain on sale of property, plant and equipment	(3.2)	(0.8)	(6.3)	(8.3)
Loss on extinguishment of debt	0.1	—	2.3	1.8
Deferred income taxes	17.8	9.7	15.8	5.2
Stock-based compensation expense	6.8	2.6	16.0	10.9
Fair value adjustment for warrants(1)	—	1.1	(33.8)	(6.4)
Other	0.8	0.8	—	2.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	(43.2)	(15.1)	(364.2)	(126.2)
Inventories	(62.2)	67.6	(184.8)	89.6
Prepaid expenses and other current assets	18.2	5.4	(24.5)	(19.2)
Trade accounts payable	(0.3)	(153.7)	207.1	(123.4)
Pensions and other postretirement benefit liabilities	(9.3)	(8.7)	(25.3)	(16.8)
Other, net(1)	62.3	(17.4)	132.8	(44.1)
Net cash provided by operating activities	$123.7	$8.1	$115.1	$81.6
Investing activities:
Purchases of property, plant and equipment	$(30.0)	$(37.1)	$(68.9)	$(82.1)
Proceeds from sale of property, plant, and equipment	5.2	4.7	13.7	17.7
Proceeds (payments) from sale of business	0.2	6.2	136.5	(2.0)
Other	—	(0.8)	(2.3)	(7.8)
Net cash (used) provided by investing activities	$(24.6)	$(27.0)	$79.0	$(74.2)
Financing activities:
Proceeds from issuance of long-term debt, net	$—	$—	$995.0	$—
Payments on long-term debt and finance lease obligations	(59.0)	(7.5)	(1,389.0)	(196.8)
Net (payments) proceeds under revolving credit facilities	(12.0)	(247.2)	13.5	137.2
Financing fees paid	—	—	(1.0)	—
Taxes paid related to net share settlements of stock-based compensation awards	(0.1)	(0.6)	(2.6)	(2.0)
Stock option exercises	0.7	—	8.5	0.7
Proceeds from the exercise of warrants	—	—	27.1	—
Other	(7.3)	(2.2)	1.1	2.0
Net cash used by financing activities	$(77.7)	$(257.5)	$(347.4)	$(58.9)
Effect of exchange rate changes on cash and cash equivalents	$(7.6)	$2.7	$(12.5)	$(5.1)
Net increase (decrease) in cash and cash equivalents	13.8	(273.7)	(165.8)	(56.6)
Cash and cash equivalents at beginning of period	207.0	547.4	386.6	330.3
Cash and cash equivalents at end of period	$220.8	$273.7	$220.8	$273.7

(1)For the three and nine months ended September 30, 2020, the amount included in “fair value adjustment for warrants,” which was previously included in “other, net,” is now presented separately to conform to the current year presentation.

Schedule A
Beginning in Q1 2021, the Company excluded amortization expense and non-operating retirement benefits from its Adjusted EPS measure but continued to include restructuring, employee severance and other facility closure costs other than Nexeo acquisition-related items, the gain or loss on sale of property, plant and equipment and certain other non-operating items. The table below presents a reconciliation for Adjusted EPS on this new basis for the three and nine months ended September 30, 2021.
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2021		2020		2021		2020
(in millions, except per share data)	Amount	per share (1)(2)	Amount	per share (1)(2)	Amount	per share (1)(2)	Amount	per share (1)(2)
Net income and diluted EPS	$84.4	$0.49	$28.9	$0.17	$303.8	$1.78	$86.6	$0.51
Amortization	12.4	0.07	14.7	0.08	38.7	0.23	45.3	0.26
Exchange loss(3)	1.4	0.01	(0.5)	—	6.8	0.04	6.1	0.04
Derivative loss (gain)(3)	0.6	0.01	(0.4)	—	1.4	0.01	5.5	0.03
(Gain) loss on sale of business	—	—	9.3	0.06	(88.2)	(0.52)	17.9	0.11
Nexeo employee severance and other facility closure costs(4)	2.6	0.01	0.7	0.01	5.5	0.03	4.5	0.03
Shared service employee severance and other facility closure costs(4)	—	—	1.2	0.01	—	—	3.1	0.02
Intangible asset impairment charges	—	—	—	—	—	—	12.8	0.08
Brazil VAT charge	—	—	—	—	—	—	0.3	—
Loss on extinguishment of debt and debt refinancing costs(3)	0.2	—	—	—	9.3	0.05	1.9	0.01
Nexeo acquisition and integration related expenses(4)	12.0	0.07	13.8	0.06	44.8	0.26	45.6	0.26
Fair value adjustment for warrants(3)	—	—	1.1	—	(33.8)	(0.20)	(6.4)	(0.04)
Non-operating retirement benefits(3)	(3.8)	(0.02)	(2.2)	(0.01)	(14.5)	(0.08)	(6.5)	(0.04)
Multi-employer pension plan exit liability(3)	—	—	—	—	31.2	0.18	—	—
Income tax benefit related to reconciling items(5)	(4.1)	(0.03)	(0.6)	—	(30.4)	(0.18)	(22.4)	(0.13)
Other discrete tax items(6)	0.6	0.01	(13.9)	(0.08)	2.7	0.02	(27.3)	(0.16)
Adjusted net income and diluted EPS	$106.3	$0.62	$52.1	$0.30	$277.3	$1.62	$167.0	$0.98

GAAP diluted common shares outstanding(2)	171.9		169.8		170.9		169.7

(1)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income or adjusted net income available to common shareholders divided by diluted weighted average shares outstanding during each period, respectively, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)Reconciling items represent certain items disclosed on Schedule D included in this document, excluding stock-based compensation, restructuring charges, gain on sale of property, plant and equipment, certain employee severance and facility closure costs and other.
(4)For the three months ended September 30, 2021 and 2020, Nexeo employee severance and other facility closure costs represent $2.0 million and $0.5 million, respectively, of other employee severance costs and $0.6 million and $0.2 million, respectively, of other facility closure costs related to the Company's 2019 Nexeo acquisition as disclosed on Schedule D included in this document. For the three months ended September 30 2020, shared service employee severance and other facility closure costs represented $1.2 million of other employee severance costs related to the Company's shared service relocation as disclosed on Schedule D included in this document. For the three months ended September 30, 2021 and 2020, Nexeo acquisition and integration related expenses represent $12.0 million and $13.8 million, respectively, of acquisition and integration related expenses as disclosed on Schedule D included in this document. For the nine months ended September 30, 2021 and 2020, Nexeo employee severance and other facility closure costs represent $4.4 million and $2.5 million, respectively, of other employee severance costs and $1.1 million and $2.0 million, respectively, of other facility closure costs related to the Company's 2019 Nexeo acquisition as disclosed on Schedule D included in this document. For the nine months ended September 30, 2020, shared service employee severance and other facility closure costs represent $3.1 million of other employee severance costs related to the Company's shared service relocation as disclosed on Schedule D included in this document. For the nine months ended September 30, 2021 and 2020, Nexeo acquisition and integration related expenses represent $48.8 million and $45.6 million, respectively, of acquisition and integration related expenses as disclosed on Schedule D included in this document.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(6)Discrete tax items primarily relate to stock compensation expense in the current year and the tax law changes in the prior year.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	YTD Q3'20	YTD Q3'21	LTM(2) Q2'20	LTM(2) Q3'20	LTM(2) Q2'21	LTM(2) Q3'21
Net income (loss)	$2.5	$(55.1)	$55.9	$1.8	$28.9	$(33.7)	$66.2	$153.2	$84.4	$86.6	$303.8	$5.1	$31.5	$214.6	$270.1
Depreciation	41.6	40.5	41.7	40.4	41.6	39.2	43.8	37.3	36.7	123.7	117.8	164.2	164.2	161.9	157.0
Amortization	12.1	14.6	15.8	14.8	14.7	14.7	13.1	13.2	12.4	45.3	38.7	57.3	59.9	55.7	53.4
Interest expense, net	36.8	30.6	28.1	29.9	27.7	26.7	26.6	25.7	22.2	85.7	74.5	125.4	116.3	106.7	101.2
Income tax expense (benefit)	43.2	66.1	(0.3)	11.6	2.7	(7.9)	17.6	27.0	37.7	14.0	82.3	120.6	80.1	39.4	74.4
EBITDA	$136.2	$96.7	$141.2	$98.5	$115.6	$39.0	$167.3	$256.4	$193.4	$355.3	$617.1	$472.6	$452.0	$578.3	$656.1
Other operating expenses, net(1)(3)	34.4	25.6	30.4	24.8	20.3	13.9	44.2	29.9	17.7	75.5	91.8	115.2	101.1	108.3	105.7
Other expense (income), net(1)(3)	1.3	67.1	(20.4)	22.7	(1.3)	58.2	(28.9)	(5.3)	(1.2)	1.0	(35.4)	70.7	68.1	22.7	22.8
Impairment charges	7.0	—	—	16.9	20.7	2.6	—	2.1	0.9	37.6	3.0	23.9	37.6	25.4	5.6
(Gain) loss on sale of business	—	(41.4)	8.6	—	9.3	32.7	(0.6)	(87.6)	—	17.9	(88.2)	(32.8)	(23.5)	(46.2)	(55.5)
Loss on extinguishment of debt	—	19.1	1.8	—	—	—	0.2	2.0	0.1	1.8	2.3	20.9	20.9	2.2	2.3
Brazil VAT (recovery) charge	—	(8.3)	—	0.3	—	—	—	—	—	0.3	—	(8.0)	(8.0)	—	—
Inventory step-up adjustment	5.3	—	—	—	—	—	—	—	—	—	—	5.3	—	—	—
Adjusted EBITDA	$184.2	$158.8	$161.6	$163.2	$164.6	$146.4	$182.2	$197.5	$210.9	$489.4	$590.6	$667.8	$648.2	$690.7	$737.0

(1)Refer to Schedule D for more information for the three and nine months ended September 30, 2021 and 2020.
(2)Last Twelve Month (LTM) Adjusted EBITDA is a component used in the calculation of the Company's leverage ratio as of a particular period end.
(3)For periods prior to Q1'21, the fair value adjustment for warrants is included in “other expense (income), net,” which was previously included in “other operating expenses, net,” to conform to the current year presentation.

Schedule C
Univar Solutions Inc.
Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2021
External customers	$1,616.8	$480.3	$223.3	$167.5	$—	$2,487.9
Inter-segment	28.9	0.9	0.6	0.7	(31.1)	—
Total net sales	$1,645.7	$481.2	$223.9	$168.2	$(31.1)	$2,487.9
Cost of goods sold (exclusive of depreciation)	$1,234.8	$368.1	$167.1	$132.6	$(31.1)	$1,871.5
Outbound freight and handling	77.7	16.3	8.7	3.1	—	105.8
Warehousing, selling and administrative	193.0	62.4	24.1	16.8	3.4	299.7
Adjusted EBITDA	$140.2	$34.4	$24.0	$15.7	$(3.4)	$210.9

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2021
Net sales	$1,645.7	$481.2	$223.9	$168.2	$(31.1)	$2,487.9
Cost of goods sold (exclusive of depreciation)	1,234.8	368.1	167.1	132.6	(31.1)	1,871.5
Gross profit (exclusive of depreciation)	$410.9	$113.1	$56.8	$35.6	$—	$616.4

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2020
External customers	$1,254.4	$399.4	$234.9	$120.5	$—	$2,009.2
Inter-segment	14.6	0.6	0.5	—	(15.7)	—
Total net sales	$1,269.0	$400.0	$235.4	$120.5	$(15.7)	$2,009.2
Cost of goods sold (exclusive of depreciation)	$946.8	$301.6	$188.0	$92.5	$(15.7)	$1,513.2
Outbound freight and handling	60.1	13.9	9.5	2.4	—	85.9
Warehousing, selling and administrative	151.8	51.2	21.3	12.5	8.7	245.5
Adjusted EBITDA	$110.3	$33.3	$16.6	$13.1	$(8.7)	$164.6

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2020
Net sales	$1,269.0	$400.0	$235.4	$120.5	$(15.7)	$2,009.2
Cost of goods sold (exclusive of depreciation)	946.8	301.6	188.0	92.5	(15.7)	1,513.2
Gross profit (exclusive of depreciation)	$322.2	$98.4	$47.4	$28.0	$—	$496.0

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other income (expense), net
(Unaudited)

Other operating expenses, net
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2021	2020	2021	2020
Acquisition and integration related expenses	$12.0	$14.1	$44.8	$45.9
Stock-based compensation expense	6.8	2.6	16.0	10.9
Restructuring (credits) charges	0.1	0.9	0.2	9.7
Other employee severance costs	1.8	2.9	6.7	11.2
Other facility closure costs	0.6	0.2	1.1	2.2
Multi-employer pension plan exit liability	—	—	31.2	—
Gain on sale of property, plant and equipment	(3.2)	(0.8)	(6.3)	(8.3)
Other	(0.4)	0.4	(1.9)	3.9
Total other operating expenses, net	$17.7	$20.3	$91.8	$75.5

Other income (expense), net
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2021	2020	2021	2020
Foreign currency transactions	$(0.5)	$0.3	$(5.8)	$(6.1)
Foreign currency denominated loans revaluation	(0.9)	0.2	(1.0)	—
Undesignated foreign currency derivative instruments	(1.0)	0.5	(2.8)	0.6
Undesignated interest rate and cross currency swap contracts	0.4	(0.1)	1.4	(6.1)
Non-operating retirement benefits	3.8	2.2	14.5	6.5
Debt refinancing costs	(0.1)	—	(7.0)	(0.1)
Fair value adjustment for warrants(1)	—	(1.1)	33.8	6.4
Other	(0.5)	(0.7)	2.3	(2.2)
Total other income (expense), net	$1.2	$1.3	$35.4	$(1.0)

(1)For the three and nine months ended September 30, 2020, the fair value adjustment for warrants was reclassified to “other income (expense), net,” from “other operating expenses, net,” to conform to the current year presentation.

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	September 30,				June 30,
(in millions)	2021		2020		2021		2020
Total short-term and long-term debt	$2,278.9		$2,688.0		$2,344.2		$2,929.1
Add: Short-term financing	—		0.4		8.4		0.9
Less: Cash and cash equivalents	(220.8)		(273.7)		(207.0)		(547.4)
Total net debt	$2,058.1		$2,414.7		$2,145.6		$2,382.6

LTM Adjusted EBITDA(1)(2)	$728.0		$641.2		$678.7		$654.8

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	2.8	x	3.8	x	3.2	x	3.6	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For September 30, 2021 and June 30, 2021, LTM Adjusted EBITDA excludes six and nine months of Adjusted EBITDA of $9 million and $12 million, respectively, related to the Distrupol business divestiture on April 1, 2021. For September 30, 2020 and June 20, 2020, LTM Adjusted EBITDA excludes three and six months of Adjusted EBITDA of $7 million and $13 million, respectively, related to the Environmental Sciences business divestiture on December 31, 2019.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.

Schedule F
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

		Year ended December 31, 2020	Guidance
			Q4 2021		Full year 2021
(in millions)	Q3 2021		Low	High	Low	High
Net income(1)	$84.4	$52.9	$54	$80	$358	$383
Depreciation(1)	36.7	162.9	40	35	158	153
Amortization (1)	12.4	60.0	13	12	52	51
Interest expense, net(1)	22.2	112.4	25	20	99	94
Income tax expense(1)	37.7	6.1	23	33	105	116
Other operating expenses, net(1)(2)	17.7	89.4	25	15	119	109
Other (income) expense, net(1)(2)	(1.2)	59.2	—	(5)	(124)	(129)
Loss on extinguishment of debt(1)	0.1	1.8	—	—	—	—
(Gain) loss on sale of business(1)	—	50.6	—	—	—	—
Impairment charges(1)	0.9	40.2	—	—	3	3
Brazil VAT charge(1)	—	0.3	—	—	—	—
Adjusted EBITDA	$210.9	$635.8	$180	$190	$770	$780

(1)Adjusted EBITDA excludes from forecasted net income the impact of gains and losses of foreign currency and on divestitures, refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items that might materially impact GAAP net income. We have not provided a further reconciliation of Adjusted EBITDA to GAAP net income as such reconciliation is not available without unreasonable efforts because the additional components in deriving Adjusted EBITDA are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. In addition, forecasted net income presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as reported GAAP net income may differ materially from forecasted net income due to the impact of the items of the type identified above.
(2)For the year ended December 31, 2020, the fair value adjustment for warrants is included in “other (income) expense, net,” which was previously included in “other operating expenses, net,” to conform to the current year presentation.

Schedule G
Univar Solutions Inc.
Reconciliation of GAAP Cash Flow from Operations to Net Free Cash Flow
(Unaudited)

	Year ended December 31, 2020	Guidance Full Year 2021

(in millions)		Low	High
Net cash provided by operating activities(1)	$226.9	$315	$325
Capital expenditures(1)(2)	(111.3)	(115)	(115)
Net free cash flow	$115.6	$200	$210

Net cash (used) provided by investing activities(1)(3)	$(41.3)	$33	$33
Net cash used by financing activities(1)	$(140.0)	$(400)	$(400)

(1)The forecasted net cash provided by operating and investing activities and used by financing activities presented within this reconciliation excludes certain unusual or infrequent items, such as refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items, impacting GAAP financial metrics. While the Company expects that these unusual or infrequent items may occur in future periods, it is not possible to estimate the amount or significance of these unusual or infrequent items without unreasonable efforts because these items are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. As such, we have included above the impact of only those items about which we are aware, can be reasonable predicted and are reasonably likely to occur during the guidance period covered. These financial measures are included within this reconciliation for informational purposes only and should not be viewed as guidance, as reported GAAP measures may differ materially from such forecasted amounts due to the impact of the items of the type identified above.
(2)Excludes additions from finance leases.
(3)Excludes cash required for pending acquisition of specialty distribution business in Brazil of approximately $30M which may close in Q4 2021.